Ropes & Gray Letterhead

January 26, 2004


U.S. Securities and Exchange Commission 450 Fifth Street, N.W.
Washington, DC  20549

Re:     Columbia Funds Trust XI -
Columbia Global Thematic Equity Fund
Columbia European Thematic Equity Fund
Columbia Asset Allocation Fund
Columbia Dividend Income Fund
Columbia Large Cap Core Fund
Columbia International Equity Fund
Columbia Young Investor Fund
Post-Effective Amendment No. 84 under the Securities Act of 1933
Amendment No. 85 under the Investment Company Act of 1940
(Registration Nos. 33-11351 and 811-4978)

Ladies and Gentlemen:
I have reviewed the above-referenced post-effective amendment and believe that it does not contain any disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485.

Very truly yours,
/s/ Ramon A. Herrera
Ramon A. Herrera